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TABLE OF CONTENTS

Filed with the Securities and Exchange Commission on June 29, 2005

File No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ISONICS CORPORATION
(Exact name of Registrant as specified in charter)

California (State or other jurisdiction of incorporation or organization)	77-0338561 (I.R.S. Employer Identification No.)

5906 McIntyre Street
Golden, Colorado 80403
(303) 279-7900
(Address, including zip code and telephone number, including area code of registrant's principal executive offices)

James E. Alexander, President
5906 McIntyre Street
Golden, Colorado 80403
(303) 279-7900
(Name, address, including zip code and telephone number, including area code, of agent for service)

It is requested that copies of all correspondence be sent to:

Herrick K. Lidstone, Jr., Esq.
Burns, Figa & Will, P.C.
6400 S. Fiddlers Green Circle, Suite 1030
Englewood, CO 80111
Telephone Number (303) 796-2626
Facsimile Number (303) 796-2777

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of Registration Fee(1)

Common(2)	3,300,000	$1.24	$3,300,000	$388.41

Common(3)	307,000	$1.24	$380,680	$44.81

Common(4)	307,000	$1.35	$414,450	$48.78

Common(6)(7)	10,350,000	$3.09	$31,981,500	$3,764.22

Common(6)(8)	1,200,000	$3.09	$3,708,000	$436.43

Common(9)	1,593,900	$6.25	$9,961,875	$1,172.51

Common(10)	100,000	$3.09	$309,000	$36.37

Common(11)	50,000	$3.09	$154,500	$18.18

Common(12)	232,500	$1.25	$290,625	$34.21

Total	17,440,400		$50,500,630	$5,943.92

        Pursuant to Rule 416 of the Securities Act of 1933 and as required by Section 2(a) of the registration rights agreement between Isonics and the Selling Shareholders, this Registration Statement shall be deemed to cover such additional shares as may be issued to the Selling Shareholder to prevent dilution resulting from future dividends, stock distributions, stock splits or similar transactions.

(1)
Calculated at the rate of $117.70 per million dollars pursuant to the most recent fee rate advisory for fiscal year 2005.

(2)
Shares that are issuable pursuant to the conversion of Series E Convertible Preferred Stock issued to Asset Managers International, Ltd. in October 2004. The number of shares of common stock into which one share of Series E Convertible Preferred Stock is convertible is determined by dividing the price of one share of Series E Convertible Preferred Stock ($100.00) by the conversion price. The conversion price is 75% of the average of the lowest three intra-day trading prices of Isonics common stock during the 5 trading days immediately preceding the conversion date. The conversion price is subject to a minimum amount of $1.00 per share and a maximum amount of $1.24 per share subject to adjustment in the event a stock split or stock combination occurs or the holders of the Series E Convertible Preferred Stock are entitled to certain dividends and distributions. The registration fee is based on the maximum number of shares that may be (or have been) issued and the average of the high and low prices for our common stock as reported by the Nasdaq Stock market on June 21, 2005 pursuant to Rule 457 (c) and (i). Inasmuch as the price calculated pursuant to Rule 457(c) is greater than the maximum price under the Series E Convertible Preferred Stock, we have calculated the number of shares issuable based on the maximum conversion price, $1.24.

(3)
Shares, which are issuable pursuant to the exercise of common stock warrants issued to Asset Managers International, Ltd. in October 2004. The common stock warrants are exercisable at $1.24 per share and expire on October 4, 2007. The registration fee is based on the exercise price of the common stock warrants pursuant to Rule 457(g).

(4)
Shares, which are issuable pursuant to the exercise of common stock warrants issued to Asset Managers International, Ltd. in October 2004. The common stock warrants are exercisable at $1.35 per share and expire October 4, 2007. The registration fee is based on the exercise price of the common stock warrants pursuant to Rule 457(g).

(5)
INTENTIONALLY OMITTED

(6)
Includes shares issuable related to outstanding 8% Convertible Debentures ("the Debentures") in a total amount of $22,770,000 (including $770,000 issued as a portion of the placement fee) to accredited investors in February 2005. The principal amount of the Debentures is convertible by the 8% Convertible Debenture holders ("the Holders") at a price of $5.00 per share. We have an obligation to pay interest (on a quarterly basis) on the Debentures and, commencing February 2006, to repay the principal amount of the Debentures pursuant to a monthly redemption schedule which requires that 1/12th of the principal be paid commencing on March 1, 2006. If there is a registration statement then current and effective, we may elect to pay interest by issuing shares of our common stock to the Holders at 90% of the then current market price, and the monthly principal redemption by issuing common stock to the Holders at 88% of the then current market price. The registration fee is based on the possible issuance to the Holders of all principal and interest (through the term of the Debentures, February 28, 2007) in shares of our common stock, based on the average of the closing price for our common stock as reported by the Nasdaq Stock Market on June 21, 2005 pursuant to Rule 457(c).

(7)
Estimated number of shares issuable in payment of principal through the monthly redemption of the Debentures, at 88% of market price computed pursuant to Rule 457(c) and is based on the assumption that we will elect to pay the entire principal amount by issuing shares of our common stock pursuant to the Debenture. We estimated the total shares issued based upon an approximate average price of $2.50. The ultimate price (and number of shares issued) most likely will be either larger or smaller than the $2.50.

(8)
Estimated number of shares issuable in payment of interest, at 90% of market price computed pursuant to Rule 457(c), assuming that we elect to pay all of the interest on the entire principal amount of the debenture by issuing shares of our common stock pursuant to the Debenture. This overstates the likely issuance of shares since the principal amount will be reduced over time, commencing March 1, 2006.

(9)
Shares, which are issuable pursuant to the exercise of common stock warrants issued to the purchasers of the convertible debentures described in note (6) above in February 2005. The common stock warrants are exercisable at $6.25 per share and expire February 24, 2008. The registration fee is based on the exercise price of the common stock warrants pursuant to Rule 457(g).

(10)
Restricted common stock issued to Silicon Quest International, Inc. resulting from the exercise of common stock warrants which were granted for services provided. The registration fee is based on the average of the closing price for our common stock as reported by the Nasdaq Stock Market on June 21, 2005 pursuant to Rule 457(c).

(11)
Restricted common stock issued to HS Consult GmbH resulting from the exercise of common stock warrants which were granted for services provided. The registration fee is based on the average of the closing price for our common stock as reported by the Nasdaq Stock Market on June 21, 2005 pursuant to Rule 457(c).

(12)
Shares, which are issuable pursuant to the exercise of common stock warrants issued to accredited investors in connection with our September 2003 financing, exercisable through December 31, 2005 at an exercise price of $1.25 per share. The registration fee is based on the exercise price of the common stock warrants pursuant to Rule 457(g).

        We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus, Subject to completion, dated June 29, 2005

PROSPECTUS

ISONICS CORPORATION

17,440,400 Shares of Common Stock
Offered for Resale by Selling Shareholders

        This Prospectus relates to the sale to the public of up to 17,440,400 shares of common stock of Isonics Corporation, a California corporation ("Isonics" or "We"), which are being offered and sold by the selling shareholders named on page 22 below, collectively referred to herein as the "Selling Shareholders." See "Note To Cover Page" on the next page.

        Our common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "ISON." On June 21, 2005, our common stock's last reported sale price on the Nasdaq SmallCap Market was $3.09 per share.

        The Selling Shareholders have advised us that none of them has made any commitments with respect to the sale of the shares, but that they may sell the shares from time-to-time on the Nasdaq SmallCap Market; in the over-the-counter market outside of Nasdaq; or in negotiated transactions other than the Nasdaq SmallCap Market or the over-the-counter market, in each case through licensed broker-dealers or otherwise. Any of these sales may involve block transactions. The Selling Shareholders have advised us that any of them may sell the shares at market prices at the time of sale, at prices discounted from or related to prevailing market prices at the time of sale, or at other negotiated prices.

        This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See "Risk Factors" Beginning on Page 6. We have not authorized anyone to give information or to make any representation other than as contained in this prospectus in connection with the offering described herein.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY REFERENCE
NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS AND THE PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
EXPERTS
LEGAL MATTERS

        You should rely only on the information contained in this prospectus or any accompanying supplemental prospectus and the information specifically incorporated by reference. We have not authorized anyone to provide you with different information or make any additional representations. This is not an offer of these securities in any state or other jurisdiction where the offer in not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each such document.

Note to Cover Page:

        The shares being offered by the Selling Shareholders include:

3,300,000	The maximum number of shares issuable upon the conversion of Series E Convertible Preferred Stock ("Series E Stock") to common stock.
307,000	Shares issuable upon the exercise of common stock warrants at $1.24 per share through October 4, 2007.
307,000	Shares issuable upon the exercise of common stock warrants at $1.35 per share through October 4, 2007.
10,350,000	being the estimated maximum number of shares issuable in payment of the principal amount of outstanding 8% Convertible Debentures ("the Debentures").
1,200,000	being the estimated maximum number of shares issuable in payment of interest that may accrue on the Debentures.
1,593,900	Shares issuable upon the exercise of common stock warrants at $6.25 per share through February 24, 2008.
100,000	Shares of restricted common stock issued in December 2004.
50,000	Shares of restricted common stock issued in December 2004.
232,500	Shares issuable upon the exercise of common stock warrants at $1.25 per share through December 31, 2005.

i

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

  •
  Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2005.

  •
  Our Current Reports on Form 8-K, reporting events of:

    May 16, 2005,
    May 27, 2005,
    June 2, 2005, and
    June 10, 2005.

  •
  Our Registration Statement on Form 8-A filed on August 20, 1997, registering our common stock and other securities registered under the Securities Act of 1934, as amended by Forms 8-A filed on March 10, 2000, May 30, 2000, May 11, 2001, May 14, 2001, and August 1, 2001.

        You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, at no cost, by writing us or calling us at the following address and telephone number:

    Isonics Corporation
    5906 McIntyre Street
    Golden, CO 80403
    Attn: Secretary
    Telephone No.: (303) 279-7900
    Facsimile No.: (303) 279-7300

        Additionally, the documents are available electronically in the EDGAR database on the web site maintained by the SEC. You can find this information at http://www.sec.gov.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        In our effort to make the information in this prospectus more meaningful, this prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this prospectus are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

        The forward-looking statements generally can be identified by the use of terms such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements.

        Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements included in this prospectus. In addition to the factors discussed under "Risk Factors," the following important factors could affect future results, causing the results to differ materially from those expressed in the forward-looking statements in this prospectus:

  •
  demand for, and acceptance of, our products;

  •
  our continuing negative cash flow and operating losses;

  •
  changes in development, distribution and supply relationships;

  •
  the impact of competitive products and technologies;

  •
  the risk of operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia;

  •
  dependence on future product development;

  •
  the possibility of future customer concentration;

  •
  our dependence on key personnel;

  •
  the volatility of our stock price; and

  •
  the impact of new technologies.

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements in this prospectus are made only as of the date of this prospectus and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results will be achieved.

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding our company and the common stock being offered by the Selling Shareholders, as well as our financial statements and notes to those statements appearing in the documents incorporated by reference.

Isonics Corporation

        We are an advanced materials and technology company focusing on the supply of isotopes for life sciences and health-care applications, homeland security and the manufacturing and reclamation of silicon wafers and the manufacturing of silicon-on-insulator ("SOI") wafers to the semiconductor industry. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "ISON". The market for our stock has historically been characterized generally by broad price and volume volatility. We cannot give any assurance that a stable trading market will develop for our stock.

        The address of our principal executive offices and our telephone and facsimile numbers at that address are as set forth on a previous page.

        We currently conduct some of our operations through four wholly owned-subsidiaries and one partially owned subsidiary. The following chart provides some information about those subsidiaries:

Name and Headquarters	Place of Formation	Ownership Percentage	Business
Chemotrade GmbH Dusseldorf, Germany	Germany	100%	Chemotrade GmbH ("Chemotrade") is a value-added re-seller of stable and radioactive isotopes. It supplies radioactive isotopes for pharmaceutical and industrial research as well as for industrial and medical imaging, calibration sources and for cancer therapy (brachytherapy) applications. Additionally, Chemotrade supplies various stable isotope labeled compounds for pharmaceutical research and drug design, as well as oxygen-18 for use in producing a radioisotope used in positron emission tomography. Chemotrade's market is primarily Europe, but sales are also made to North America and Asia.
IUT Detection Technologies, Inc.	Colorado, USA	85%
			IUT Detection Technologies, Inc. ("IUTDT") owns and we anticipate will commercialize the detection technology that we acquired from the Institut fur Umwelttechnologien GmbH ("IUT"). This trace and bulk detection technology is anticipated to be used to detect various types of explosives. We own our interest in IUTDT through Isonics Homeland Security and Defense Corporation "(HSDC").
Isonics Homeland Security and Defense Corporation	Delaware, USA	100%	HSDC was formed in October 2004 and it coordinates our efforts in the homeland security market.

Isonics Vancouver, Inc.	Washington, USA	100% (subject to a security interest to Silver Silicon, Ltd.)	Isonics Vancouver, Inc. ("IVI") operates our SOI and silicon wafer fabrication and reclamation plant in Vancouver, Washington
Protection Plus Security Consultants, Inc.	New York, USA	100%	Protection Plus Security Consultants, Inc. ("PPSC") (which was acquired on May 16, 2005) is a provider of advanced security and investigative services for leading business and institutions.

        The foregoing does not include our minority ownership in two companies:

  •
  IUT, an entity based in Berlin, Germany, which performs research and development, and manufacturing of radioisotopes. We have an 8% interest in IUT through Chemotrade, and we are engaged in negotiations to acquire the remaining 92% interest.

  •
  Interpro Zinc, LLC, a Colorado entity that engages in the research and development for the recovery and recycling of zinc metal from various sources. We have a 25% interest in this entity. Interpro Zinc, LLC has suspended its operations due to a lack of funding and it is unclear as to if or when it will resume such operations.

The Securities

        Currently our common stock, Class B common stock warrants, and Class C common stock warrants are registered under the Securities Act of 1934, as amended and are quoted under the following symbols:

Common stock:	ISON
Class B warrants:	ISONL
Class C warrants:	ISONZ

        As of June 21, 2005, there were 28,506,863 shares of our common stock, 6,666 shares of our Series A Convertible Preferred Stock ("Series A Stock") and 33,000 shares of our Series E Stock outstanding. See "Description of Securities" commencing on page 28, of this Prospectus.

The Offering

        The Selling Shareholders are offering up to 17,440,400 shares of restricted common stock or common stock underlying outstanding Series E Stock, Debentures, or common stock warrants. We issued the foregoing to the Selling Shareholders as follows:

  •
  In October 2004, we entered into an agreement with Asset Managers International, Ltd. ("AMI") and issued the following pursuant to such agreement: 33,000 shares of Series E Stock, which are convertible into a maximum of 3,300,000 shares of our common stock; warrants to purchase 307,000 shares of our common stock (exercisable through October 4, 2007 at $1.24 per share); and warrants to purchase 307,000 shares of our common stock (exercisable through October 4, 2007 at $1.35 per share).

  •
  In February 2005, we issued Debentures to ten entities and issued the following pursuant to such agreement: $22,770,000 of Debentures (including $770,000 as a placement fee to the placement agent), and warrants to purchase 1,593,900 shares of our common stock (exercisable through February 24, 2008 at $6.25 per share, including 53,900 warrants issued to the placement agent).

    Principal and interest are payable in shares of our common stock if certain conditions (described below under "Description of Securities") are met.

  •
  In December 2004 we issued 100,000 shares of restricted common stock to Silicon Quest International, Inc. ("SQI") resulting from the exercise of common stock warrants which were granted for services provided.

  •
  In December 2004 we issued 50,000 shares of restricted common stock to HS Consult GmbH ("HS Consult") resulting from the exercise of common stock warrants which were granted for services provided.

  •
  In September 2003 we issued warrants to purchase 232,500 shares of our common stock, exercisable through December 31, 2005 at an exercise price of $1.25 per share.

        The Selling Shareholders will receive all of the proceeds from the offer and sale of the shares. We will receive proceeds to the extent any of the Selling Shareholders exercise their warrants.

        We will pay the costs related to the filing of the Registration Statement in which this Prospectus is included. The Selling Shareholders will pay their own expenses related to the offer and sale of the shares, including any underwriter discounts or commissions.

RISK FACTORS

        An investment in and ownership of our common stock is one of high risk. You should carefully consider the risks described below before deciding whether to exercise your warrants, or to invest in or continue to hold our common stock. If any of the contingencies discussed in the following paragraphs or other materially adverse events actually occur, the business, financial condition and results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have historically had severe working capital shortages, even following significant financing transactions.

        While our working capital has improved significantly as we have raised capital totaling more than $31,000,000 (net of expenses) during fiscal 2005, we have had working capital shortages in the past. In addition, our operating losses have continued through our 2005 fiscal year and can be expected to continue through our 2006 fiscal year. We do however believe that we have sufficient funding at May 31, 2005 to continue our operations in accordance with our business plan, as set forth in this report, through our 2006 fiscal year and beyond. However, our outstanding convertible debentures contain significant restrictions on our ability to raise any additional capital for so long as the debentures are outstanding and ultimately, our ability to finance our operations will depend on our ability to generate revenues that exceed our expenses. Although we believe we are on a path to that end, we cannot offer any assurance that we will be able to succeed in reaching that goal.

Unless we are able to develop and sell new products profitably, we may be unable to remain competitive, furthering the likelihood that our losses and negative cash flow will continue.

        We have not operated profitably since our 1996 fiscal year. We recognized net income for the year ended April 30, 2000, only because of the gain recognized on the sale of our depleted zinc assets to Eagle-Picher Technologies, LLC.

        Our ability to generate additional revenues (and ultimately net income) is dependent upon the success of our homeland security and semiconductor operations and our ability to develop new products, including those that use stable and radioactive isotopes while marketing and selling those products profitably. To date, our SOI operations and our wafer reclamation operations have been a significant cash drain and, while we are taking steps to reduce the costs of the operation and to increase the revenues (including the launch of our 300 mm product line), we cannot offer any assurance that the measures we have taken will be successful or that the silicon wafer operations will ever be profitable.

        We may be unable to develop products that can be profitably marketed and sold, which may prevent us from paying creditors as debts are due, and, in turn, may materially impact our ability to continue our business operations. We are currently dependent on our continuing revenues and increasing orders to improve our operating results, and cash payments from our customers to provide working capital. To the extent orders and deliveries are reduced because of changing customer needs or our inability to supply product, or to the extent payments from customers are reduced because of adverse financial conditions affecting our customers, we will be adversely affected.

        It is possible that the following circumstances may develop and may adversely impact our available working capital and materially impact our ability to continue our business operations:

  •
  unanticipated expenses in developing our new products or in producing or marketing our existing products;

  •
  the necessity of having to protect and enforce our intellectual property rights;

  •
  technological and market developments; or

  •
  a corporate decision to expand our production capacity through capital investment or acquisition.

        We may not be able to obtain equity or debt financing on reasonable terms when we need such financing. The unavailability of additional financing, when needed, could have a material adverse effect on our business.

We have raised capital and issued shares during the years ended April 30, 2005 and 2004, and subsequently which has resulted (or may in the future when warrant exercises or conversions occur result) in dilution to our existing shareholders. This was necessary in order to provide necessary working capital or obtain assets and services. We will likely issue more shares to raise additional capital or to obtain other services or assets, any of which may result in substantial additional dilution.

        During the course of the last two fiscal years and the current fiscal year, we have raised in excess of $37,000,000 of working capital (net of issuance costs) to finance our business operations and acquisitions. We have raised this capital by issuing convertible debentures, shares of common stock, convertible preferred stock, common stock warrants to accredited investors and as compensation to investment bankers making introductions to the accredited investors and the exercise of previously issued common stock warrants and stock options. During this same period of time, we have issued common stock warrants and shares of common stock to several persons in exchange for their promises to perform investment banking and financial advisory services to us. In many cases, these issuances were below the then-current market prices and can be considered dilutive to our existing shareholders—both as a reduction of their percentage ownership in Isonics and because of issuances that will be, when warrants are exercised or preferred stock or debentures are converted, at prices below the market.

        If we raise additional working capital, we will likely have to issue additional shares of our common stock and common stock warrants at prices that may dilute the interests of our existing shareholders.

Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia may be disrupted because of a volatile political and economic climate beyond our control, which could adversely affect our supply of raw materials.

        Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia entail risks. The former republics of the Soviet Union including Uzbekistan and Georgia are experiencing political, social and economic change as they obtain independence from the former central government in Moscow. Some of the republics, including Russia, Uzbekistan and Georgia, are attempting to transition from a central-controlled economy toward a market-based economy. These changes have involved, in some cases, armed conflict, and the risk of continued instability has increased since the terrorist attacks on the United States of September 11, 2001 and the commencement of the wars in Iraq and Afghanistan. Although Uzbekistan borders Afghanistan, the activities in Afghanistan have not impacted our supply of isotopes. Political or economic instability in these republics may continue or worsen. The price, availability, quality, quantity, ability to export and supply of stable and radioactive isotopes could be directly affected by political, economic and military conditions in Russia, Uzbekistan and Georgia.

        We are dependent on suppliers from Russia, Uzbekistan, and Georgia for approximately 95% of both our stable isotopes and our radioisotopes. Accordingly, our operations could be materially adversely affected if hostilities in Russia, Uzbekistan, or Georgia should occur, if trade between Russia, Uzbekistan and/or Georgia and the United States were interrupted or ceased, if political conditions in Russia, Uzbekistan or Georgia disrupt transportation or processing of our goods, if laws or government policies concerning foreign business operations in Russia, Uzbekistan or Georgia change substantially, or if tariffs are introduced.

Historically we have depended upon few customers for a significant portion of our revenues and our business could have been materially and adversely affected if we lost any one of those customers.

        As a result of the acquisition of Protection Plus Security Consultants, Inc. ("PPSC"), we expect that we will significantly increase our revenues for fiscal 2006. As a result, we expect to significantly decrease our reliance on a few customers for a significant portion of our revenues. While we still expect to have a few customers comprising a significant portion of our revenues, we expect that none of them will be greater than 10% of total revenues in fiscal 2006. However, significant reductions in sales to any of these large customers have had, and may in the future have, an adverse effect on us by reducing our revenues and our gross margins. Present or future customers could terminate their purchasing patterns with us or significantly change, reduce or delay the amount of isotopes or other products ordered from us.

We have realized increased expenses, reduced revenues, and longer than anticipated delays in integrating past business acquisitions into our operations, and we may face similar difficulties with future acquisitions as well.

        We experienced increased costs and delays in integrating the operations of the business and assets we acquired from EMG in June 2004, and we also realized revenues that were significantly reduced from that which we had anticipated. Regardless of the extent of our planning, we may recognize increased costs and delays, and reduced revenues, when integrating future business acquisitions (including PPSC, completed in May 2005) into our business operations and strategy. While we believe that we have and will continue to plan for integration of business operations to the best of our ability, we cannot offer any assurance that any or all such efforts will proceed as anticipated. If efforts at integrating the business and assets of PPSC and other businesses and assets that we may acquire in the future achieve similar difficulties as we realized in the integration of the EMG business and assets, we may have unanticipated expenses, delays and revenue reductions.

If demand for any of our products grows suddenly, we may lack the resources to meet demand or we may be required to increase our capital spending significantly.

        We have experienced, and may again experience, periods of rapid growth that place a significant strain on our financial and managerial resources. Through our marketing efforts we have increased the number and type of products we offer to our customers in our effort to replace the cash flow reduction that occurred as a result of the sale of our depleted zinc operations, and we are continuing to look for new products to offer. Through our research and development efforts we are also attempting to develop additional products and lines of business. Our ability to manage growth effectively, particularly given our increasing scope of operations, will require us to continue to implement and improve our management, operational and financial information systems, and will require us to develop the management skills of our personnel and to train, motivate and manage our employees. Our failure to effectively manage growth could increase our costs of operations and reduce our margins and liquidity, which could have a material adverse effect on our business, financial condition and results of operations.

Because we are dependent upon our key personnel for our future success, if we fail to retain or attract key personnel, our business will be adversely affected.

        Our future success will depend in significant part upon the continued service of our key technical, sales and senior management personnel, including James E. Alexander, our President and Chief Executive Officer; Boris Rubizhevsky, our Senior Vice President and President of HSDC, Lindsay A. Gardner, our Vice President of Corporate Development and Life Sciences and Hans Walitzki, our Vice President of Advanced Wafer Technology. We have obtained $1,000,000 of key man life insurance on the lives of Mr. Alexander and Mr. Rubizhevsky. Currently both Mr. Alexander and Mr. Rubizhevsky are covered by employment agreements that are renewable on an annual basis. Ms. Gardner is covered by an employment agreement with an indefinite term that provides at-will employment, terminable at any time by either party. Dr. Walitzki is covered by an employment agreement through November 2006.

        We believe that our future success will also depend upon our ability to attract and retain other qualified personnel for our operations. The failure to attract or retain such persons could materially adversely affect our business, financial condition and results of operations.

We may not be able to protect our intellectual property, which would reduce our competitive advantage.

        We rely primarily on a combination of patents and patent applications, trade secrets, confidentiality procedures, and contractual provisions to protect our technology. Despite our efforts to protect our technology, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights to information, materials and intellectual property that we regard as proprietary and that are protected under the laws of the United States. We may not be able to protect our proprietary interests, or our competitors may independently develop similar technology or intellectual property. If either one of these situations occurs, we may lose existing customers and our business may suffer.

        The validity of any of the patents licensed to us, or that may in the future be owned by us, may not be upheld if challenged by others in litigation. Further, our products or technologies, even if covered by our patents, may infringe upon patents owned by others. We could incur substantial costs in defending suits brought against us, or any of our licensors, for infringement, in suits by us against others for infringement, or in suits contesting the validity of a patent. Any such proceeding may be protracted. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence. If the outcome of any such litigation were adverse to our interests, our liquidity and business operations would be materially and adversely affected.

We face technological change and intense competition both domestically and internationally which may adversely affect our ability to sell our products profitably.

        Although we do not believe that any entity produces a complete range of stable enriched isotopes for commercial sale, many of our competitors have significantly greater funding than do we and may be able to develop products which are competitive with our products.

        Further, it is possible that future technological developments may occur. The market for our homeland security products and our isotope products is characterized by rapidly evolving technology and a continuing process of development. Our future success will depend upon our ability to develop and market our homeland security and isotope products that meet changing customer and technological needs on a cost effective and timely basis. If we fail to remain competitive by anticipating the needs of our customers and our customers contract with other suppliers, our revenues and resulting cash flow could be materially and adversely affected.

We could be subject to environmental regulation by federal, state and local agencies, including laws that impose liability without fault, which could produce working capital shortages and lessen shareholders' equity.

        We could become subject to a variety of federal, state, and local environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during manufacturing processes, although we do not believe that there is any such regulation directly applicable to our current operations. Regulations that become applicable to our operations in the future could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with governmental regulations. Historically, our costs of compliance with environmental regulations have not been significant.

We are controlled by only a few officers and directors and, consequently, purchasers of our shares will have little ability to elect or control our management.

        Even if all outstanding warrants and stock options are exercised and convertible securities are exchanged for common stock, our directors and officers will beneficially own 14.4% of the outstanding shares of common stock as of May 31, 2005, and, accordingly, may have the ability to elect a majority of the directors of Isonics and otherwise control the company. As a result, such persons, acting together, will have the ability to substantially influence all matters submitted to stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of substantially all of our assets, and to control our management and affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation or takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders.

We risk exposing ourselves to an above-policy limit product liability claim, which could adversely affect our working capital, shareholders' equity and profitability.

        The use of our radioisotopes in radiopharmaceuticals and in clinical trials may expose us to potential product liability risks that are inherent in the testing, manufacture, marketing, and sale of human diagnostic and therapeutic products. We currently have product liability insurance; however, there is a risk that our insurance would not cover completely or would fail to cover a claim, in which case we may not have the financial resources to satisfy such claims, and the payment of claims would require us to use funds that are otherwise needed to conduct our business and make our products.

Our common stock is vulnerable to pricing and purchasing actions that are beyond our control and, therefore, persons acquiring or holding our shares or warrants may be unable to resell their shares at a profit as a result of this volatility.

        The trading price of our securities has been subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, our announcements of technological innovations or new products by us or our competitors, and other events and factors. The securities markets themselves have from time to time and recently experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in our testing and development schedules, technological innovations or new products by us or our competitors and developments or disputes concerning patents or proprietary rights could have a significant and adverse impact on such market prices. Regulatory developments in the United States and foreign countries, public concern as to the safety of products containing radioactive compounds, economic and other external factors, all affect the market price of our securities. In addition, the realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on such market prices.

SEC penny stock regulations may limit the ability to trade our securities on the Nasdaq SmallCap Market.

        Although our common stock is currently quoted on the Nasdaq SmallCap Stock Market, our common stock has in the past been subject to additional disclosure requirements for penny stocks mandated by the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on the Nasdaq Stock Market and has a market price of less than $5.00 per share. We have, at times in the past, been included within the SEC Rule 3a-51 definition of a penny stock. When our common stock is considered to be a "penny stock", trading is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, for non-Nasdaq and non-national securities exchange listed securities.

        Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their securities in the secondary market. To the extent we are able to maintain our listing on the Nasdaq SmallCap Stock Market, we will not be subject to these penny stock rules. Reasons for being unable to maintain our listing on the Nasdaq SmallCap Stock Market include:

  •
  the inability to maintain a bid price for our common stock of $1.00 for the requisite period of time, and

  •
  the inability to maintain either the minimum stockholders' equity, market capitalization or net income along with the required number of market makers and shareholders necessary for listing.

        Our stock has in the past traded at prices significantly below the $1.00 per share minimum maintenance requirements as recently as August and September 2004. The volatility of our stock price, and our financial condition may result in our failing to meet Nasdaq's requirements in the future. As a result, we could potentially be at risk of Nasdaq action to remove our securities from its SmallCap market. We cannot give any assurance that we will be able to meet the Nasdaq requirements to maintain our SmallCap listing, or that if we do, a stable trading market will develop for our stock or our warrants.

Future sales of our common stock may cause our stock price to decline.

        Our stock price may decline by future sales of our shares or the perception that such sales may occur. As of May 31, 2005, approximately 6,5600,000 shares of common stock held by existing stockholders constitute "restricted shares" as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

        Approximately 80% of the restricted shares of our common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock's market price to decline.

We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future.

        We have never declared or paid a cash dividend on our common stock. We presently intend to retain our earnings, if any, to fund development and growth of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future (except for an 8% dividend on our Series E Convertible Preferred Stock which is payable for one year from the transaction date). Additionally, the certificate of designation for the Series A Convertible Preferred Stock and the terms of the convertible debentures issued in February 2005 contain restrictions on our ability to pay dividends to holders of our common stock.

Outstanding Convertible Debentures, Series A and E Convertible Preferred Stock, options and warrants may make it difficult for us to obtain additional capital on reasonable terms.

        As of May 31, 2005, we have 6,666 shares of Series A Stock and 33,000 shares of our Series E Stock outstanding convertible into 13,332 and a maximum of 3,300,000 shares of our common stock, respectively. In addition, we had outstanding options and common stock warrants for the purchase of up to 8,101,157 shares of common stock at an average exercise price of $2.68 per share. If all of the outstanding options and common stock warrants were to be converted, they would represent approximately 20% of our outstanding common shares on a fully diluted basis (assuming all of our convertible debt is paid in cash). Future investors will likely recognize that the holders of the options, warrants and the convertible preferred stock will only exercise their rights to acquire our common stock when it is to their economic advantage to do so. Therefore, even with lower current market prices for our common stock, the market overhang of such a large number of warrants, options, and convertible preferred stock may adversely impact our ability to obtain additional capital because any new investors will perceive that the securities offer a risk of substantial potential future dilution.

If we fail to effect and maintain registration of the common stock issued or issuable pursuant to conversion of our convertible preferred stock or certain of our outstanding common stock warrants, we may be obligated to pay the investors of those securities liquidated damages.

        We have various obligations to file and obtain the effectiveness of certain registration statements which include certain outstanding common stock and common stock underlying outstanding convertible preferred stock and common stock warrants. Once effective, the prospectus contained within a registration statement can only be used for a period of time as specified by statute without there being a post-effective amendment filed that has become effective under the Securities Act of 1933.

  In the case of the Series E Stock issued in October 2004, we had an obligation to file a registration statement by November 7, 2004, but (due to circumstances beyond our control) we failed to meet that obligation. As a result, we are obligated to pay the unaffiliated investor liquidated damages of $2,200 per day until such registration statement is filed.

  In the case of the convertible debentures issued in February 2005, we have an obligation to file a registration statement for the underlying shares by not later than July 25, 2005 (subject to a fifteen day grace period), and to obtain effectiveness by August 24, 2005, or be liable for liquidated damages to the investors. It is our goal to meet these filing and effectiveness obligations to the maximum extent possible, although our ability to do so will be, in some cases, dependent upon others, including the statutory processes at the Securities and Exchange Commission.

  In another case, although we have met the effectiveness obligation of a registration statement for the exercise of our outstanding Class B and Class C Warrants, that registration is not current and cannot be used to exercise the Class B or Class C Warrants. One holder of Class B Warrants has brought a suit against us for the failure to maintain a current and effective registration statement, and this investor may, in the future be joined by others.

        If we fail to meet any obligations we have to have effective and current registration statements available, we may become obligated to pay damages to investors to the extent they may be entitled to damages. We cannot offer any assurances that we will be able to maintain the currency of the information contained in a prospectus or to obtain the effectiveness of any registration statement or post-effective amendments that we may file.

We are subject to an informal investigation brought by the Securities and Exchange Commission and an inquiry from Nasdaq which may adversely affect the market for our stock or our Company.

        In October 2004, we received an inquiry from the Nasdaq Listing Investigation Unit (the "Nasdaq inquiry") which included questions regarding our press releases, our public relations advisors and certain other disclosures that we have made publicly. In December 2004, we received an informal request for information from the Securities and Exchange Commission ("SEC') which asked questions similar to those posed in the Nasdaq inquiry, but which also asked about the termination of Grant Thornton LLP as our independent auditor. We have provided information which we believe to be responsive to all of the questions posed in the Nasdaq inquiry and to the SEC. We have no knowledge, however, whether either investigation will result in any action against us, which action may materially and adversely impact us and our ability to carry on our business.

Provisions in our charter documents could prevent or delay a change in control, which could delay or prevent a takeover.

        Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights, and preferences, as may be determined by our Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could also be issued to discourage, delay, or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock.

Provisions in our bylaws provide for indemnification of officers and directors to the full extent permitted by California law, which could require us to direct funds away from our business and products.

        Our Bylaws provide for indemnification of officers and directors to the full extent permitted by California law, our state of incorporation. We may be required to pay judgments, fines, and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our products, thereby affecting our ability to attain profitability. This could cause our stock price to drop.

Forward-looking statements may prove to be inaccurate

        In our effort to make the information in this report more meaningful, this report contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this report are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

        The forward-looking statements generally can be identified by the use of terms such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Furthermore, statements that describe our objectives, plans, or goals are, or may be, forward-looking statements.

        Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements.

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on our future results.

USE OF PROCEEDS

        We will not receive any proceeds from the conversion of the Series E Stock or the Debentures. We may receive from $0 to $11,047,630 if all of the common stock warrants are exercised. Assuming (without assurance) that half or all of the common stock warrants are exercised, we expect to use the proceeds for the following in the order of priority set forth below:

  •
  $3,250,000 (if half) to $6,500,000 for continued development of products for and for expenses related to the Homeland Security division,

  •
  $250,000 (if half) to $500,000 for new product development for the Life Sciences division,

  •
  $1,000,000 (if half) to $2,000,000 for continued development of products for and for expenses related to the semiconductor division; and

  •
  $1,023,815 (if half) to $2,047,630 for working capital and general corporate purposes.

        The precise use of these proceeds will change depending on when the proceeds are received. For example, if we receive proceeds from the exercise of warrants in the current or next fiscal quarter, we will likely allocate some of the proceeds to fund the further development of our neutron-based detection system and we may allocate some of the proceeds to costs associated with other announced activities. We cannot offer any assurance, however, that we will receive any proceeds from the exercise of any warrants.

SELLING SHAREHOLDERS AND THE PLAN OF DISTRIBUTION

        This Prospectus includes securities that consist of restricted common stock, common stock underlying Series E Stock and our outstanding Debentures, as well as common stock underlying certain outstanding warrants as described herein. We are not offering any securities; by this Prospectus, the Selling Holders are offering shares of common stock, including that underlying the warrants they hold. We issued the securities to them as follows:

  •
  In October 2004, we entered into an agreement with AMI and issued the following pursuant to such agreement: 33,000 shares of Series E Stock, which are convertible into a maximum of 3,300,000 shares of our common stock; warrants to purchase 307,000 shares of our common stock (exercisable through October 4, 2007 at $1.24 per share); and warrants to purchase 307,000 shares of our common stock (exercisable through October 4, 2007 at $1.35 per share).

  •
  In February 2005, we issued Debentures to ten entities and issued the following pursuant to such agreement: $22,770,000 of Debentures (including $770,000 as a placement fee to the placement agent), and warrants to purchase 1,593,900 shares of our common stock (exercisable through February 24, 2008 at $6.25 per share, including 53,900 warrants issued to the placement agent). Principal and interest are payable in shares of our common stock if certain conditions (described below under "Description of Securities") are met.

  •
  In December 2004 we issued 100,000 shares of restricted common stock to SQI resulting from the exercise of common stock warrants which were granted for services provided.

  •
  In December 2004 we issued 50,000 shares of restricted common stock to HS Consult resulting from the exercise of common stock warrants which were granted for services provided.

  •
  In September 2003 we issued warrants to purchase 232,500 shares of our common stock, exercisable through December 31, 2005 at an exercise price of $1.25 per share.

        We have set forth in the following table information relative to the Selling Holders as of June 21, 2005. We calculated beneficial ownership based on SEC requirements, and the information we included regarding beneficial ownership is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, each person identified in the table has sole voting and investment power with respect to all shares he, she, or it beneficially owns, subject to applicable community property laws. We have based the percentage calculated for each Selling Holder upon the sum of the "common stock" and "common stock issuable upon exercise of warrants" columns.

        None of the Selling Holders had any material relationship with us during the past three years.

        We do not know when or in what amounts the Selling Holders may offer the shares described in this Prospectus for sale. The Selling Holders may decide not to sell all or any of the shares that this Prospectus covers. Because the Selling Holders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the Selling Holders will hold after completion of the offering, we cannot estimate the number of the shares that the Selling Holders will hold after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, the Selling Holders will hold none of the securities that this Prospectus covers.

			Securities Being Offered by Selling Holders
Name of Selling Holder(s)	(a) Common Stock, (b) shares underlying all derivative securities beneficially owned Prior to this Offering		Common Stock or Common Stock Issuable upon conversion of Debentures or Series E Stock	Shares underlying Warrants	(a) Common Stock to be Beneficially Owned After Offering and (b) Percentage, Assuming All Shares Offered are Sold
	(a)	(b)			(a)	(a)
AMI(2)	0	3,914,000	3,300,000	614,000	0	0%
DKR SoundShore Oasis Holding Fund Ltd.(3, 13)	0	1,923,750	1,425,000	498,750	0	0%
DKR SoundShore Strategic Holding Fund Ltd.(4, 13)	0	101,250	75,000	26,250	0	0%
Harborview Capital Management LLC(5, 13)	0	207,900	154,000	53,900	0	0%
Harborview Master Fund LP(6, 13)	0	202,500	150,000	52,500	0	0%
Iroquois Capital, LP(7, 13)	0	1,012,500	750,000	262,500	0	0%
JMG Capital Partners, LP(8, 13)	0	405,000	300,000	105,000	0	0%
JMG Triton Offshore Fund Ltd.(9, 13)	0	405,000	300,000	105,000	0	0%
Langley Partners L.P.(10, 13)	0	810,000	600,000	210,000	0	0%
Omicron Master Trust(11, 13)	0	810,000	600,000	210,000	0	0%
Platinum Partners Value Arbitrage Fund L.P.(12, 13)	0	270,000	200,000	70,000	0	0%
Reback Living Trust Feb 20, 2001(14)	0	232,500	0	232,500	0	0%
SQI(15)	100,000	0	100,000	0	0	0%
HS Consult(16)	50,000	0	50,000	0	0	0%

        Information regarding the Debentures below is calculated at the Holders conversion price of $5 per share. If the Debentures are converted at our election, it is possible that the shares will be converted at a price less than $5 and as a result, we would issue more that the stated shares below.

(1)
INTENTIONALLY OMITTED

(2)
AMI is a privately held company whose controlling person is Lewis Chester. AMI is in the business of making venture capital investments. The address for AMI is c/o Olympia Capital Limited, Harcourt Center, 6th Floor, Block 3, Harcourt Road, Dublin 2, Ireland. No holder may convert the Series E Stock or exercise warrants if the result of such conversion or exercise is that the holder and all persons affiliated with the holder would have beneficial ownership (calculated pursuant to Rule 13-d-3 of the Securities Exchange Act of 1934, as amended) that exceeds 9.99% of our then-outstanding common stock.

(3)
DKR SoundShore Oasis Holding Fund Ltd. is a privately held investment fund whose controlling person is Brad Caswell. DKR SoundShore Oasis Holding Fund Ltd. is in the business of making venture capital investments and holds a Debenture in the principal amount of $7,125,000 as well as warrants to purchase 498,750 shares of common stock from the February 2005 placement. The address for DKR SoundShore Oasis Holding Fund Ltd. is                        . DKR SoundShore Oasis Holding Fund Ltd. is an affiliate of DKR SoundShore Strategic Holding Fund Ltd. (see note 4, below).

(4)
DKR SoundShore Strategic Holding Fund Ltd. is a privately held investment fund whose controlling person is Brad Caswell. DKR SoundShore Strategic Holding Fund Ltd. is in the business of making venture capital investments and holds a Debenture in the principal amount of $375,000 as well as warrants to purchase 26,250 shares of common stock from the February 2005 placement. The address for DKR SoundShore Strategic Holding Fund Ltd. is                        . DKR

  SoundShore Oasis Holding Fund Ltd. is an affiliate of DKR SoundShore Strategic Holding Fund Ltd. (see note 3, above).

(5)
Harborview Capital Management LLC is a privately held venture capitalist whose controlling person is David Stefansky. Harborview Capital Management LLC received a Debenture in the principal amount of $770,000 and warrants to purchase 53,900 shares of common stock as compensation for assistance in arranging the February 2005 placement. The address for Harborview Capital Management LLC is                        . Harborview Master Fund LP is an affiliate of DKR Harborview Capital Management LLC (see note 6, below).

(6)
Harborview Master Fund LP is a privately held investment fund whose controlling person is Navigator Management Ltd. Harborview Master Fund LP is in the business of making venture capital investments and holds a Debenture in the principal amount of $750,000 as well as warrants to purchase 52,500 shares of common stock from the February 2005 placement. The address for Harborview Master Fund LP is                        . Harborview Master Fund LP is an affiliate of DKR Harborview Capital Management LLC (see note 5, above).

(7)
Iroquois Capital LP is a privately held investment fund whose controlling person is [                        ] . Iroquois Capital LP is in the business of making venture capital investments and holds a Debenture in the principal amount of $3,750,000 as well as warrants to purchase 262,500 shares of common stock from the February 2005 placement. The address for Iroquois Capital LP is                        .

(8)
JMG Capital Partners, LP is a privately held investment fund whose controlling person is [                        ]. JMG Capital Partners, LP is in the business of making venture capital investments and holds a Debenture in the principal amount of $1,500,000 as well as warrants to purchase 105,000 shares of common stock from the February 2005 placement. The address for JMG Capital Partners, LP is                        . JMG Triton Offshore Fund Ltd. is an affiliate of JMG Capital Partners, LP (see note 9, below).

(9)
JMG Triton Offshore Fund Ltd. is a privately held investment fund whose controlling person is            . JMG Triton Offshore Fund Ltd. is in the business of making venture capital investments and holds a Debenture in the principal amount of $1,500,000 as well as warrants to purchase 105,000 shares of common stock from the February 2005 placement. The address for JMG Triton Offshore Fund Ltd. is                        . JMG Triton Offshore Fund Ltd. is an affiliate of JMG Capital Partners, LP (see note 8, above).

(10)
Langley Partners L.P. is a privately held investment fund whose controlling person is Langly Captial LLC. Langley Partners L.P. is in the business of making venture capital investments and holds a Debenture in the principal amount of $3,000,000 as well as warrants to purchase 210,000 shares of common stock from the February 2005 placement. The address for Langley Partners L.P. is                        .

(11)
Omicron Master Trust is a privately held investment fund whose controlling person is Omnicron Captial Inc. Omicron Master Trust is in the business of making venture capital investments and holds a Debenture in the principal amount of $3,000,000 as well as warrants to purchase 210,000 shares of common stock from the February 2005 placement. The address for Omicron Master Trust is                        .

(12)
Platinum Partners Value Arbitrage Fund L.P. is a privately held investment fund whose controlling person is [                        ]. Platinum Partners Value Arbitrage Fund L.P. is in the business of making venture capital investments and holds a Debenture in the principal amount of $1,000,000 as well as warrants to purchase 70,000 shares of common stock from the February 2005 placement. The address for Platinum Partners Value Arbitrage Fund L.P. is                        .

(13)
Pursuant to the terms of the debenture and the warrant agreement, each of the holders identified in notes (3) through (12) and their affiliates are limited in their ability to convert the debentures or exercise the warrants so that their total beneficial ownership at the time of any conversion or exercise would be 4.99% or less. In addition, the total number of shares that we may issue pursuant to the conversion of the debentures, exercise of the warrants, payment of principal on the debentures, and the payment of interest on the debentures described in notes (3) through (12) cannot exceed 5,514,601 shares unless our shareholders approve the issuance of a greater number of shares.

(14)
Reback Living Trust Feb 20, 2001 is a living trust whose sole trustee is Abraham Reback. Reback Living Trust's ownership includes shares underlying 232,500 warrants (exercisable at $1.25 through December 31, 2005).

(15)
SQI is a privately held corporation whose controlling person is Richard Mee. SQI is in the business of providing silicon wafer services and holds 100,000 shares of common stock issued in December 2004 from the exercise of common stock warrants that were granted for services provided.

(16)
HS Consult is a German GmbH whose controlling person is Herbert Hegener. HS Consult is a consulting firm and holds 50,000 shares of common stock issued in December 2004 from the exercise of common stock warrants that were granted for services provided.

Plan of Distribution.

        Each Selling Shareholder of the shares of common stock and the shares underlying the Debentures and warrants (collectively, the "Securities") and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq SmallCap Market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  any other method permitted pursuant to applicable law.

        The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

        Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders

(or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

        In connection with the sale of the common stock, the Selling Shareholders may enter into hedging transactions with broker dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed Isonics that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

        We are required to pay certain fees and expenses incurred by it incident to the registration of the shares. Isonics has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Each Selling Shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

        We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect or (iii) the date that there remain no shares of common stock for sale under this prospectus. The sale of shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Procedure to Exercise the Warrants.

        You may exercise the warrant by delivering the following to our principal office in accordance with the delivery procedures specified below:

  (1)
  a duly executed Notice of Exercise in substantially the form attached to the warrant as Schedule A,

  (2)
  payment of the warrant price then in effect for each of the shares of the common stock underlying the warrant; and

  (3)
  the original warrant.

        Payment of the warrant price may be in cash, certified or official bank check payable to the order of Isonics Corporation, or wire transfer of funds to our account (or any combination of any of the foregoing) in the amount of the warrant price for each share being purchased. If you prefer to wire transfer funds, you should contact us by telephone and request wiring instructions. We can be reached by telephone at (303) 279-7900.

        We recommend that you do not send your warrant certificate or funds through the regular U.S. Mail. We recommend that you use registered or certified U.S. Mail, or a courier service that will provide you with a receipt indicating that we received your warrant certificate and payment. We are not responsible for your warrant certificate or your payment until we actually receive delivery.

        In the event you exercise the rights represented by the warrant, a certificate or certificates in the shares of our common stock so purchased, registered in your name or such other name or names as you may designate, together with any other securities or other property which you are entitled to receive upon exercise of the warrant, shall be delivered to you, at our expense, within a reasonable time, not exceeding fifteen calendar days, after the rights represented by the warrant shall have been so exercised; and, unless the warrant has expired, a new warrant representing the number of shares of common stock (except a remaining fractional share), if any, with respect to which the warrant shall not then have been exercised shall also be issued to you within such time. The person in whose name any certificates for shares of common stock is issued upon exercise of a warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the warrant was surrendered and payment of the warrant price was received by us, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is on a date when the stock transfer on our books closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

        Lost Warrant Certificates.    If you have lost your warrant certificate, you must contact us and follow our procedures for your lost warrant certificate. We may require that you post a lost instrument bond as a condition of replacing the certificate.

        Tax Aspects.    No gain or loss will be recognized by a holder of any of our warrants held for investment on the holder's purchase of common stock for cash upon exercise of the warrant. The adjusted tax basis of the common stock so acquired will be equal to the tax basis of the warrant plus the exercise price. The holding period of the common stock acquired upon the exercise of a warrant, will begin on the date the warrant is exercised and the common stock is purchased.

Procedure to Convert Convertible Debenture or Convertible Preferred Stock

        Holders of our Series E Stock and Debentures must follow the instructions set forth in the certificate of designation (with respect to the Series E Stock) and the Debentures (with respect to the debenture) for the conversion of either security. Generally the instructions require that the holder deliver the security with a properly completed notice of exercise to Isonics.

        No Underwriter, Etc.    No underwriter, dealer, or finder, or other person has the right to receive any reimbursement of expenses, any right to appoint a representative to our board of directors, or the right to receive indemnification from us. To our knowledge, no person is engaging in passive market making or stabilizing or other transactions.

        Lost Debenture or Preferred Stock Certificate.    If you have lost your debenture or preferred stock certificate, you must contact us and follow our procedures for your lost instrument. We may require that you post a lost instrument bond as a condition of replacing the instrument.

        Tax Aspects.    No gain or loss will be recognized by a holder upon conversion of the principal amount of the convertible debenture or the face amount of the Series E Preferred Stock. To the extent a holder receives shares of our common stock in payment of interest, it will be considered taxable to the holder.

DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 75,000,000 shares of common stock and 7,622,516 shares of Preferred Stock. As of May 31, 2005, there were outstanding:

  •
  28,426,054 shares of common stock;

  •
  6,666 shares of Series A Stock as described elsewhere herein;

  •
  33,000 shares of Series E Stock as described elsewhere herein;

  •
  $22,770,000 of Debentures;

  •
  2,796,647 shares issuable upon exercise of options issued pursuant to our employee benefit plans;

  •
  5,304,510 shares issuable upon exercise of outstanding common stock warrants (including the shares underlying the common stock warrants held by the Selling Shareholders).

        At the present time there are no outstanding shares of either the Series B, C or D Convertible Preferred Stock.

Common Stock

        Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

        Each shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders.

        Cumulative voting for the election of directors is specifically authorized by the Bylaws. Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The votes may be cast for one or more candidates. Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply.

        The Bylaws provide that so long as we are a "listed corporation" as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. Under §301.5(d) of the California Corporations Code, a "listed corporation" is defined to include a "corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange" and a "corporation with outstanding securities listed on the National Market System of the Nasdaq Stock Market (or any successor to that entity)." At the present time however, we are not a "listed company" as defined in California law, and as a result cumulative voting will continue to apply in connection with the election of directors.

        The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of Isonics, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

Series A Convertible Preferred Stock

        The Series A Stock consisted of 1,850,000 shares issued with a liquidation preference of $1.50 per share and a right to convert the shares based on a one for one basis. As of May 31, 2005, 6,666 shares of Series A Stock remain outstanding. The conversion right of the preferred stock is currently two shares of common stock for each share of Series A Stock (an effective conversion rate of $.75 per share). The Series A Stock is entitled to dividends or distributions equal to the amount of the dividend or distribution per share of common stock payable at such time multiplied by the number of shares of common stock then obtainable upon conversion of such Series A Stock.

        The Redemption Trigger Date for the Series A Stock was the business day immediately following the thirtieth consecutive trading day that the average closing price during such trading days (or, if no closing price is reported, the average of the bid and ask prices) of the shares of common stock was above $8.00 per share (which minimum price shall be proportionally adjusted for stock splits, stock dividends, reverse stock splits and any other subdivision or combination of the common stock). As we have met the Redemption Trigger Date, we may redeem all or any part of the Series A Stock at our election at any time and from time to time. The Series A Stock is convertible into common stock at the option of the holder until and unless we choose to redeem such shares and, until converted, at any meeting of our shareholders, each share of Series A Stock is entitled to the number of votes equal to the number of shares of common stock into which the Series A Stock is then convertible.

Series E Convertible Preferred Stock Issued In October 2004

        The Series E Stock consists of 33,000 shares issued with a liquidation preference of $100 per share and any declared but unpaid dividends on such share, before any payment shall be made to the holders of our common stock, or any other stock ranking junior to the Series E Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of Isonics. All holders of the Series E Stock shall be entitled to receive mandatory monthly dividends (for the period of one year from the issuance date) at an annual rate equal to the product of multiplying $100 per share by eight percent (8%). The dividends are payable monthly in arrears on the last day of each month, in cash, based on the numbers of shares of Series E Stock outstanding as of the first day of such month.

        The number of shares of common stock into which one share of Series E Stock is convertible is determined by dividing the price of one share of Series E Stock ($100.00) by the conversion price. The conversion price is 75% of the average of the lowest three intra-day trading prices of Isonics common stock during the 5 trading days immediately preceding the conversion date. The conversion price is subject to a minimum amount of $1.00 per share and a maximum amount of $1.24 per share subject to adjustment in the event a stock split or stock combination occurs or the holders of the Series E Stock are entitled to certain dividends and distributions.     The conversion of the Series E Stock is subject to the share issuance limitations described below.

        As of May 31, 2005, none of the Series E Stock has been converted into common stock. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Series E Stock are entitled to receive, when, as and if declared by the Board of Directors, out of any assets of Isonics legally available therefore, such dividends as may be declared from time to time by the Board of Directors. The Series E Stock is not entitled to vote at our shareholder's meetings.

        In the event of any dissolution or winding up of Isonics, whether voluntary or involuntary, holders of each outstanding share of Series A and E Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, an amount equal to their respective liquidation preferences before any payment shall be made to the holders of the common stock, or any other stock of the Corporation ranking junior with regard to any distribution of assets upon a liquidation, dissolution or winding up of Isonics.

Warrants Issued With the Series E Convertible Preferred Stock

        Each common stock warrant issued with the Series E Stock is exercisable to purchase one share of common stock through October 4, 2007. One-half (307,000) of the common stock warrants have an exercise price of $1.24 per share; the remaining one-half of the common stock warrants have an exercise price of $1.35 per share. These warrants are subject to normal anti-dilution provisions in addition to the share issuance limitations described below. These warrants are exercisable only for cash.

Share Issuance Limitations—Holder

        No holder may convert the Series E Stock or exercise warrants if the result of such conversion or exercise is that the holder and all persons affiliated with the holder would have beneficial ownership (calculated pursuant to Rule 13-d-3 of the Securities Exchange Act of 1934, as amended) that exceeds 9.99% of our then-outstanding common stock.

8% Convertible Debenture and Warrants Issued in the February 2005 Transaction

8% Convertible Debentures

        The Debentures were issued in the total principal amount of $22,770,000. The Debentures bear an interest rate of 8% (payable at the end of each calendar quarter and monthly beginning in March 2006) and will mature on February 28, 2007.

        We may not prepay the principal amount of the Debentures without the consent of the Debenture holders ("the Holders"). The Holders may convert the Debentures into shares of our common stock at any time (and from time to time) at a conversion price of $5.00 per share.

        We have agreed to reduce the principal amount of the Debentures by 1/12th per month beginning March 1, 2006 (approximately one year after the Closing Date). If certain "equity conditions" have been met (and subject to the "share issuance limitations" discussed below), we may, at our discretion, redeem the debentures in cash or shares of our common stock. If we choose to redeem the Debentures in shares of our common stock, we must do so at a price equal to the lesser of the conversion price (as it may be adjusted) and 88% of the average of the ten closing prices ending on the trading day immediately prior to the applicable monthly redemption date.

        We also have the option, at our discretion, to make quarterly interest payments in either cash or common stock provided the "equity conditions" are met and subject to the share issuance limitations discussed below. If the "equity conditions" have been met and we choose to give the Holders notice of our intention to pay interest in common stock, we will do so by pricing the common stock at the lesser of the conversion price (as adjusted) and 90% of the lesser of (i) the average of the 20 closing prices ending on the trading day immediately prior to the applicable interest payment date or (ii) the average of the 20 closing prices ending on the trading day immediately prior to the date the applicable interest payment shares are issued and delivered if after the interest payment date.

        We are only able to redeem the Debentures or pay interest by issuing shares of our common stock if the "equity conditions" are met and subject to the share issuance limitations discussed below. As defined in the Debentures, the term "equity conditions" means that:

  (i)
  we shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more notice(s) of conversions, if any,

  (ii)
  all liquidated damages and other amounts owing in respect of the Debentures (if any) shall have been paid;

  (iii)
  there is an effective registration statement pursuant to which the holder is permitted to utilize the prospectus to resell all of the shares issuable pursuant to the debentures and the warrants issued with the debentures (and we believe, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future),

  (iv)
  our common stock is trading on our principal trading market and all of the shares issuable pursuant to the debentures and the warrants issued with the debentures are listed for trading on that market (and we believe, in good faith, that trading of our common stock on that trading market will continue uninterrupted for the foreseeable future),

  (v)
  there is a sufficient number of authorized but unissued and otherwise unreserved shares of common stock for the issuance of all of the shares issuable pursuant to the Debentures and the warrants issued with the Debentures,

  (vi)
  there is then existing no event of default under the Debenture, or event which, with the passage of time or the giving of notice, would constitute an event of default,

  (vii)
  all of the shares issued or issuable pursuant to the transaction proposed would not violate the share issuance limitations described below, and

  (viii)
  there is no pending or proposed fundamental transaction (defined to include things like a merger), change of control transaction (defined to include a change of ownership of 33%) or acquisition transaction that has not been publicly announced.

        Under certain circumstances, the Holders are entitled to have the number of shares issuable pursuant to the Debenture adjusted to correspond to common stock holders' rights to any stock dividend, stock split, stock combination or reclassification of shares.

        We may be required to prepay the Debentures in the event certain transactions or events of default occur. The amount of such mandatory prepayment is calculated at 130% above the actual principal amount subject to repayment at that time. In addition to the 30% premium in those cases, we will also have to pay accrued interest and all other amounts due.

        We have the right to force the conversion of the Debentures to common stock after February 24, 2006 if our common stock has reached a price that exceeds $7.50 for 20 out of 30 consecutive trading days, a registration statement for the shares exists and the equity conditions exist (and subject to the share issuance limitations discussed below).

        If we fail to deliver common stock certificates within the allotted time after a conversion of a Debenture, we will be required to pay liquidated damages in the amount of 1% per trading day for the principal amount of the Debenture being converted. These damages apply for each trading day up through 5 trading days, after which time liquidated damages increase to 2% per trading day until the certificates are delivered.

        The Debentures provide that an event of default occurs, among numerous other instances, if:

  (1)
  we default or have an event of default under any material term of the Debenture or other documents entered into with the Debenture;

  (2)
  we are a party to a change of control transaction or we enter into a contract with respect to same;

  (3)
  we merge into or consolidate with another person or entity and after the transaction, our stockholders immediately prior to the transaction own less than 33% of the aggregate voting power of Isonics or the successor entity immediately after such transaction;

  (4)
  we sell or transfer assets to another person and our stockholders immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction; and

  (5)
  replacement at one time or within a three year period of more than one-half of the members of our board of directors which is not approved by a majority of those individuals who are members of the board of directors on February 24, 2005, or we enter into a contract with respect to same;

  (6)
  a registration statement is not declared effective by the Securities and Exchange Commission no later than November 21, 2005;

  (7)
  if the effectiveness of the registration statement lapses or the holders of the common stock issued pursuant to the debentures or warrants are not permitted to resell under the registration statement for a certain period of time.

        Remedies for an event of default include the option to accelerate payment of the full principal amount of the debentures, together with interest and other amounts due, to the date of acceleration.

The principal amount of the debentures shall be equal to 130% of the then-principal amount of the debentures plus all interest and other amounts due or a conversion calculation, whichever is higher.

Warrants Issued With the 8% Convertible Debentures

        In the February 2005 transaction, we also issued warrants to purchase 1,593,900 shares of our common stock at a price of $6.25 per share, which are exercisable through February 24, 2008. These warrants are exercisable only for cash.

        The warrants include normal anti-dilution provisions. In addition, the warrants require an automatic repricing of the warrant if we make certain sales of our common stock or common stock equivalents in a capital-raising transaction at a price below the warrant exercise price. This "ratchet adjustment" provision does not apply in the case of exempt issuances (described below).

Share Issuance Limitations Applicable to the Holders

        The Debentures and the warrants issued with the Debentures have certain limitations on our ability to issue shares to the Holders. Under the terms of the Debentures and the warrants, we are prohibited from issuing shares of our common stock to the holders of the Debentures (upon conversion, in payment of interest, or in redemption or payment of the Debentures) and the warrants (upon exercise) if:

  The issuance would result in any holder beneficially owning more than 4.99% of our outstanding common stock (although the holders can waive this provision upon more than 60 days' notice to us); or

  The issuance would result in more than 5,514,601 shares having been issued pursuant to the Debentures and the Warrants (19.999% of the total number of shares outstanding on February 24, 2005) unless our shareholders have approved the transaction as required by the Nasdaq Marketplace rules.

        If our shareholders approve the transaction, the 19.999% contractual limitation as to the number of shares that can be issued will no longer be applicable, although the 4.99% limitation will continue to be applicable until (if ever) waived by a holder. Waiver by one holder does not eliminate the provision as to any other holder.

Share Issuance Limitations Applicable to Isonics

        With the exception of "Exempt Issuances," we have agreed to give the holders of the Debentures a right of first refusal in all of our financings for a period of 12 months following the date of this prospectus, subject to a prior right of first refusal given to AMI, the purchaser of our Series E Stock in October 2004.

        With the exception of "Exempt Issuances," we have also agreed not to sell any common stock or common stock equivalents through the period ending 90 days after the effectiveness of the registration statement.

        For the purposes of the Debentures and the warrants, the term "Exempt Issuance" means the issuance of

  (a)
  shares of our common stock or options to our employees, officers or directors pursuant to any stock or option plan duly adopted by a majority of the non-employee members of our Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose,

  (b)
  shares of our common stock or options to our non-employee directors pursuant to our directors' stock option plan,

  (c)
  shares of our common stock or options or warrants to non-employee consultants as compensation for services rendered, in an aggregate amount not to exceed 1,000,000 shares or equivalents for any twelve-month period,

  (d)
  securities upon (i) the exercise of or conversion of any securities issued hereunder, (ii) the exercise or conversion of any convertible securities, options or warrants issued and outstanding on February 24, 2005, or (iii) the application of any anti-dilution provisions contained in the debentures or the warrants issued with the debentures or that are outstanding on February 24, 2005, or that are issuable pursuant to our employee benefit plans, provided that the material terms of such issuances in clauses (i)-(iii) are determined on February 24, 2005, and are not amended after that date to increase the number of such securities or to decrease the exercise or conversion price of any such securities, and

  (e)
  securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in which we anticipate receiving benefits in addition to the investment of funds, but shall not include a transaction in which we are issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Other Common Stock Warrants

        The other common stock warrants held by the Selling Shareholders are exercisable to purchase shares of common stock as described above. The common stock warrants are exercisable for cash only. There are no conversion rights or exchange rights associated with the common stock warrants. A holder of the common stock warrants does not have any rights of a shareholder in Isonics unless and until the holder exercises the common stock warrant to receive common stock. The common stock warrants are subject to a standard dilution adjustment.

Transfer Agent

        The transfer agent for our common stock is Continental Stock Transfer & Trust Co. Inc., 17 Battery Place, 8th Floor, New York, NY 10004.

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        Our Articles of Incorporation require us to indemnify our officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in our best interests or not opposed to it. We are also required to indemnify a person who is or was a director, officer, employee or agent of ours and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys' fees, incurred by him or her in connection with the proceeding.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Isonics under the provisions discussed in the previous paragraph, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

EXPERTS

        The financial statements incorporated by reference in this Prospectus and Registration Statement have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report also incorporated by reference, and are included in reliance upon such report and upon the authority of such Firm as experts in accounting and auditing.

LEGAL MATTERS

        Lord, Bissell & Brook, LLP, Los Angeles, California, has passed on the validity of the shares of common stock offered hereby under California law, but has not otherwise participated in the preparation of this Prospectus or the Registration Statement of which this Prospectus is a part.

Part II
Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby. The Selling Shareholders will pay only those expenses directly related to the transfer of their securities. All amounts are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee	$5,944
NASD filing fee	N/A
Accounting fees and expenses	3,000
Legal fees and expenses	10,000
Printing fees and expenses	5,000
Blue-sky fees and expenses	10,000
Transfer agent and registrar fees and expenses	5,000
Fees to be paid by Isonics on behalf of Selling Security Holders	0
Miscellaneous	1,056

Total to be paid by Isonics	$40,000

Item 15. Indemnification of Directors and Officers

        Our Articles of Incorporation include a provision that eliminates to the fullest extent permitted by California law the personal liability of our directors to us and our shareholders for monetary damages for breach of the directors' fiduciary duties. This limitation has no effect on a director's liability

  (i)
  for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,

  (ii)
  for acts or omissions that a director believes to be contrary to the best interests of Isonics or its shareholders or that involved the absence of good faith on the part of the director,

  (iii)
  for any transaction from which the director derived an improper personal benefit,

  (iv)
  for acts or omissions that show a reckless disregard for the director's duty to Isonics or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Isonics or its shareholders,

  (v)
  for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Isonics or its shareholders,

  (vi)
  under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between Isonics and a director or

  (vii)
  under Section 316 of the California Code concerning directors liability for improper dividends, loans and guarantees.

        The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to Isonics' shareholders for any violation of a director's fiduciary duty to Isonics or its shareholders.

        The Articles of Incorporation further authorize Isonics to indemnify its agents (as defined in Section 317(a) of the California Code which includes directors and officers) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law. Pursuant to this provision, the Bylaws of Isonics provide for indemnification of directors and officers. The Bylaws also permit Isonics to enter into indemnity agreements with individual directors, officers, employees, and other agents. Isonics intends to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These agreements, together with the Bylaws and Articles of Incorporation, may require Isonics, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.

        In addition to the rights to indemnification provided under California law, in the Articles of Incorporation and in the Bylaws, the 1996 Stock Option Plan (the "Plan") provides indemnification to members of the Board of Directors, officers, or employees of Isonics to whom authority to act for the Board of Directors in connection with that Plan is delegated shall be indemnified against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in defense of any proceeding to which he or she is made a party because of any action allegedly taken or alleged failure to act in connection with the Plan, and against amounts paid in settlement (if approved by independent legal counsel), or in satisfaction of any judgment in such proceeding, unless the director, officer, or employee, as the case may be, is adjudged to have behaved in bad faith, in a grossly negligent manner, or with intentional misconduct as to duties.

        Isonics currently has directors' and officers' liability insurance.

        At present, there is no pending litigation or proceeding involving a director, officer or employee of Isonics pursuant to which indemnification is sought, nor is Isonics aware of any threatened litigation that may result in claims for indemnification. Section 317 of the California Code and the Bylaws of Isonics provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        Each of the Selling Holders has agreed to indemnify us against claims and losses due to material misstatements or omissions made by them.

        Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Document	Exhibit Number
Registrant's Amended and Restated Articles of Incorporation	3.01
Registrant's Bylaws	3.02

Item 16. Exhibits.

Exhibit Number	Title
5.01†	Opinion as to the Validity of the Securities
23.10*	Consent of independent registered public accounting firm
23.11†	Consent of Lord, Bissell & Brook LLP (see exhibit 5.01)
24.01	Power of Attorney(1)

*
Filed herewith.

†
To be filed by amendment.

(1)
Located within this Registration Statement on page 32, "Signatures."

Item 17. Undertakings

        The Registrant hereby undertakes the following:

  (a)
  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

    (i)
    include any Prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

    (iii)
    include any additional or changed material information of the plan of distribution.

  (2)
  For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3)
  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 17 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification relative to alleged securities act violations (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, the Registrant will submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Golden, State of Colorado, on June 29, 2005.

ISONICS CORPORATION
By:	/s/ JAMES E. ALEXANDER James E. Alexander, President

        In accordance with the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates stated signed this Registration Statement.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James E. Alexander and Boris Rubizhevsky, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

/s/ JAMES E. ALEXANDER James E. Alexander	President, Principal Executive Officer, Principal Operating Officer, and Director	June 29, 2005
/s/ BORIS I. RUBIZHEVSKY Boris I. Rubizhevsky	Director	June 29, 2005
/s/ LINDSAY A. GARDNER Lindsay A. Gardner	Director	June 29, 2005
/s/ RICHARD PARKER Richard Parker	Director	June 29, 2005
/s/ RUSSELL W. WEISS Russell W. Weiss	Director	June 29, 2005
/s/ JOHN SAKYS John Sakys	Principal Financial Officer and Principal Accounting Officer	June 29, 2005